Exhibit 99.1

ITG Releases June 2018 U.S. Trading Volumes and Provides International Trading Commission Update

NEW YORK, July 10, 2018 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that June 2018 U.S. trading volume was 3.3 billion shares and average daily volume (ADV) was 157 million shares, compared to 2.7 billion shares and ADV of 124 million shares in May 2018 and 3.6 billion shares and ADV of 166 million shares in June 2017. There were 21 trading days in June 2018 and 22 trading days in both May 2018 and June 2017.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	Average POSIT Alert Trade Size	Avg. POSIT Alert Trade Size Ex- Algos*

June 2018	21	3,294,633,950	156,887,331	50,756,857	293	15,819,014	12,815	33,903

YTD 2018	125	16,871,729,129	134,973,833	49,600,866	284	13,830,591	18,088	35,548

*Excluding shares crossed through POSIT Alert from ITG algorithms

During June 2018 there was a significant increase in index rebalance trading activity, reducing the overall average revenue per share by approximately 9% as compared to the first quarter of 2018.

International Trading Activity

The average daily trading commissions in June 2018 in ITG’s Canadian, European and Asia Pacific businesses were down approximately 4% in U.S. dollar terms on a combined basis as compared to the first quarter of 2018 and were up approximately 20% as compared to June 2017. On a blended international basis, there were approximately 21 trading days in June 2018 and 22 trading days in June 2017.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Investor/Media Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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